INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ryan's Family Steak Houses, Inc.

We consent to incorporation by reference in the Registration Statement (No. 0-10943) on Form S-8 of Ryan's Family Steak Houses, Inc. of our report dated January 18, 1995 (except for note 11 as to which the date is January 26, 1995), relating to the consolidated balance sheets of Ryan's Family Steak Houses, Inc. as of December 28, 1994 and December 29, 1993 and the related consolidated statements of earnings, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 28, 1994 which reports appear or are incorporated by reference in the 1994 annual report on Form 10-K of Ryan's Family Steak Houses, Inc.

                                   /s/KPMG Peat Marwick LLP

Greenville, South Carolina
March 24, 1995